Exhibit 10.1

GENIUS SPORTS LIMITED 2022

Omnibus Incentive Plan

This 2022 Omnibus Incentive Plan (the “Plan”), together with the Award Agreements (as defined below) issued hereunder, set forth the terms and conditions for the 2022 employee equity award plan of Genius Sports Limited (the “Company”).

This Plan shall be effective as of the date on which the Plan is approved by the Company’s Board of Directors (the “Effective Date”). Subject to Section 16 herein, this Plan shall remain effective for five years following the Effective Date, unless terminated earlier by the Board of Directors, or extended by approval of the Board of Directors or upon shareholder vote.

1.	Purpose.

The purpose of the Plan is to support the success of the Company by further aligning the personal interests of employees, officers, and directors to those of our shareholders by providing an incentive to drive performance and sustained growth. The Plan is further intended to support the Company’s long-term success by attracting, retaining, motivating, and rewarding eligible employees, officers, and directors of the Company and its Affiliates. The Plan authorizes the award of Share-based and cash-based incentives to encourage the recipients thereof to expend maximum effort in the creation of shareholder value.

2.	Definitions.

For purposes of the Plan and any Award Agreement granted in accordance with the Plan, the following terms shall be defined as set out below, unless otherwise defined in the Award Agreement or Employment Agreement:

2.1 “Affiliate” means, with respect to a Person entity, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

2.2 “Award” means any Restricted Share Unit, or other Share-based or cash-based award granted under the Plan.

2.3 “Award Agreement” means an RSU Agreement or an agreement governing the grant of any other Award granted under the Plan.

2.4 “Bad Leaver” means a Leaver who has incurred Termination and is not a Good Leaver provided that in the event that there is an Award Agreement or Employment Agreement defining Bad Leaver, “Bad Leaver” shall instead have the meaning provided in such Award Agreement or Employment Agreement, and the Participant shall not be considered a Bad Leaver unless all applicable notice and cure periods in such Award Agreement or Employment Agreement are complied with.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means a Participant’s:

A.	gross misconduct or gross negligence;

B.

failure to materially comply with any reasonable, valid and lawful order or direction given to them, and such failure not having been remedied to the Board’s reasonable satisfaction within 20 Business Days after written notification to the Participant of such failure;

C.

failure to discharge their material duties, or failure to observe and perform any material obligations, under the relevant Employment Agreement to the reasonable satisfaction of the Employing Entity, or committing, repeating or continuing any serious breach of the provisions of the relevant Employment Agreement, and in each case such failure or breach not having been remedied to the Board’s reasonable satisfaction within 20 Business Days after written notification to the Participant of such failure;

D.	acts (whether at or outside work) which do or could reasonably be expected to materially and adversely prejudice the interests or reputation of the Group

E.

being guilty of dishonesty (whether during or outside the course of employment) in such a way that, in the reasonable opinion of the Board, the business of the Company or Employing Entity is reasonably likely to be materially prejudiced by the Participant’s dishonesty

F.	convicted of any criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which the Participant is not sentenced to any term of imprisonment);

G.	material violation of any policy of the Company or Employing Entity, including but not limited to, any policy relating to sexual harassment, discrimination or confidential information.

H.	any fraudulent act.

I.

being expelled, suspended or subject to any serious disciplinary action by any relevant professional body or losing any approval given to the Participant by any statutory or regulatory authority as a result of which the Participant is no longer able to perform his duties under the relevant Employment Agreement;

provided that in the event that there is an Award Agreement or Employment Agreement defining Cause, “Cause” shall instead have the meaning provided in such Award Agreement or Employment Agreement, and Cause shall not be considered to have occurred unless all applicable notice and cure periods in such Award Agreement or Employment Agreement are complied with.

2.7 “Change in Control” means:

A.

the sale of all or substantially all of the assets (in one transaction or a series of related transactions) of the Company to any entity or individual person (or group of entities and/or individual persons acting in concert); or

B.

a liquidation, merger, share exchange, recapitalization, or other similar transaction of the Company, or any other sale (in one transaction or a series of related transactions) of equity interests or voting power of the Company to any entity or individual person (or group of entities and/or individual persons acting in concert), in each case, that results in any entity or individual person (or group of entities and/or individual persons acting in concert) owning more than 50% of the equity interests or voting power of the Company (or any resulting entity after such merger or recapitalization); provided, that, none of a public offering, share dividend or distribution, share split, a Reorganization or any other similar capital structure change shall in and of itself constitute a Change in Control; or

C.

30% of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election at a general meeting of the Company.

2.8 “Committee” means the Board, the Compensation Committee of the Board, or any other formal committee of the Board which is delegated by the Board to administer the Plan.

2.9 “Corporate Event” means a merger, amalgamation, or consolidation of the Company, as further defined in Section 7.2 hereof.

2.10 “Disability” has the meaning given under clause 1, section 6, part 2 of the Equality Act 2010 from time to time. In the event that there is an Award Agreement or Employment Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Employment Agreement.

2.11 “Eligible Person” means:

A.	each employee and officer of the Company or any of its Affiliates;

B.	each non-employee director of the Company or any of its Affiliates;

C.

each other individual person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor (or a wholly owned entity of the individual person providing such services in respect of which such individual person is an employee, shareholder, or partner) and who is designated as eligible by the Committee at the time of Award; and

D.

each individual person who has been offered employment by the Company or any of its Affiliates; noting that no award under the Plan shall be granted, nor create a binding offer or guarantee, until and unless the contract for services or contract for employment is duly executed by the individual and the Company or relevant Affiliate, and such prospective employee may not receive any payment or exercise any right relating to an Award until such individual person has commenced employment or service with the Company or one of its Affiliates.

2.12 “Employing Entity” means the Company or one of its Affiliates who is/was the Participant’s employer under an executed Employment Agreement with the Participant as of the Award date.

2.13 “Employment Agreement” means an employment agreement between a Participant and the Employing Entity that describes the terms and conditions of such Participant’s employment with the Employing Entity and is effective as of the Effective Date.

2.14 “Fair Market Value” means the reported closing price of an ordinary share on the New York Stock Exchange on the date of determination, or, if no sale of an ordinary share has occurred on such date, the closing price of an ordinary share as of the most recent date on which the ordinary shares were publicly traded.

2.15 “Good Leaver” means a Participant who becomes a Leaver as a result of:

(i)	death;

(ii)	their Disability, or to care for one of their children or their spouse who is Disabled, as certified by an independent medical practitioner of good standing;

(iii)	the Termination of their employment by the Company or Employing Entity without Cause; or

(iv)	such other circumstances the Committee may, in its sole discretion, determine pursuant to section 3.5 and in all such cases the Leaver continues to comply with all ongoing obligations that apply to them after Termination as contained in the Employment Agreement or other contractual documents between the Participant and Employing Entity.

In the event that there is an Award Agreement or Employment Agreement defining Good Leaver, “Good Leaver” shall have the meaning provided in such Award Agreement or Employment Agreement.

2.16 “Leaver” means a Participant who ceases to be employed by the Employing Entity as a result of their Termination.

2.17 “Participant” means an Eligible Person who has been granted and holds an Award.

2.18 “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

2.19 “Reorganization” means the insertion of a new holding company above the Company, the shareholders of which are identical to, and hold shares in the same proportions as, the shareholders of the Company prior to the Reorganization.

2.19 “Restricted Share Unit” means a notional unit representing the right to receive one Share (or the cash value of one Share) on a specified settlement date.

2.20 “RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Share Units.

2.21 “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

2.22 “Share” means an ordinary share, par value $0.01 per share, of the Company, and such other securities as may be substituted for such shares pursuant to Section 7 hereof.

2.23 “Share Reserve” means the number of Shares reserved and available for issuance, transfer, or delivery under the Plan (inclusive of ordinary shares available for grant under any legacy plans of the Company) as of the Effective Date or at any time thereafter when the Plan is effective.

2.24 “Substitute Award” means an Award issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations.

2.25 “Termination” means the termination of a Participant’s Employment Agreement, or contract for services if not an employee, for any reason (and whether instigated by the Participant or the Employing Entity). If a Participant’s Employing Entity ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), such Participant’s employment or service with such Affiliate of the Company will be deemed to have terminated (and such Participant will have suffered a Termination hereunder) as of the date of such cessation, unless: (a) otherwise determined by the Committee at its absolute discretion; or (b) such Participant’s employment or service is transferred to another Affiliate of the Company.

3.	Committee Plan Management and Administration.

3.1 Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee.

3.2 The Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the Plan, to:

A.	select Eligible Persons to become Participants;

B.	grant Awards;

C.	determine the type, number, and type of Shares subject to, other terms and conditions of, and all other matters relating to, Awards;

D.	prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan;

E.	construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein;

F.

allow the vesting (or partial vesting) of Awards to Participants whose Awards would otherwise not vest under the terms and conditions of the Plan or relevant Award Agreement (generally only when a Participant is a Good Leaver).

G.

suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period and the lapse date of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law; and

H.	make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

3.3 Granting an Award to a non-employee. Any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) must be expressly approved by the Committee.

3.4 Binding decision. Any action of the Committee shall be final, conclusive, and binding on all entities and individual persons, including, without limitation, the Company, its shareholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

3.5 Redetermination of leaver status . If, subsequent to the Termination of a Participant for any or no reason (other than a Termination where the Participant is a Bad Leaver), it is discovered that the Participant should have been and/or should subsequently be treated as a Bad Leaver, such Participant shall, at the discretion of the Committee, be deemed to have been a Bad Leaver for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Award following such Termination that would have been forfeited under the Plan had such Participant been treated as a Bad Leaver at the time of such Termination. The Committee may, in its sole discretion, determine a Participant to be a Good Leaver who does not otherwise meet the definition of a Good Leaver, provided that the exercise of such discretion in any one or more instances shall not compel, commit or require the Committee to act in like manner in any other instance.

3.6 Accelerated vesting. Unless otherwise specified herein, the Committee can, in its sole discretion (but, for the avoidance of any doubt, shall not be obligated to unless expressly stated otherwise herein) accelerate vesting of any granted Award at any time and for any or no reason, including:

A.	upon a Corporate Event, subject to Section 7.2; or

B.	in the event of a Participant’s Termination where the Participant is not a Bad Leaver, including, without limitation, due to the Participant’s death or Disability.

3.7 Delegation of administration and plan management. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform administration and Plan management functions, as the Committee may determine appropriate.

3.8 Appointment of agents to administer the Plan. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3.8 within the scope of such delegation shall, for all purposes under the Plan, shall be deemed to be an action taken by the Committee.

4.	Shares Available Under the Plan; Other Limitations.

4.1 Number of Shares Available for Delivery. Subject to adjustment under Section 7, the Share Reserve as of the Effective Date shall equal to 4% of the Company’s ordinary shares outstanding as of the Effective Date (the “Share Reserve”).

A.

In addition, subject to certain adjustments, as of the first trading day of each fiscal year during the term of the Plan (excluding any extensions thereof), an additional number of ordinary shares shall be added to the Share Reserve, with such number equal to 4% of the total number of ordinary shares outstanding on the last trading day of the immediately preceding fiscal year (the “Evergreen Reserve Shares”). The Board may determine at its discretion that fewer than the maximum number of Evergreen Reserve Shares will be added to the Share Reserve for any such year.

B.	In addition, the following shares will be returned to the Plan and shall be aggregated with the Share Reserve for delivery, transfer, or use under the Plan:

i.

Ordinary shares subject to outstanding awards made under any legacy plan of the Company prior to the Effective Date that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered on or after the Effective Date without having been exercised, vested, or paid in ordinary shares under any such legacy plan prior to the Effective Date.

ii.

Ordinary shares subject to outstanding Awards made under the Plan that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid in ordinary shares.

iii.	Ordinary shares surrendered in payment of the exercise price of any share-based Award granted under the Plan or any legacy plan and exercised on or after the Effective Date.

iv.	Ordinary shares withheld for payment of taxes for Awards granted under the Plan or granted under any legacy plan and exercised, vested, or paid after the Effective Date.

v.	Ordinary shares subject to share-settled Awards that are not delivered upon net exercise or net settlement of the vested and exercisable portion of the Award.

vi.	Ordinary shares subject to cash-settled Awards.

4.2 Nature of Plan Shares. Shares delivered under the Plan shall consist of authorized and unissued shares, issued shares that are available for allocation by the Company (whether held by the Company, on the Company’s behalf or otherwise) or previously issued Shares reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (1) the number of Shares available for issuance hereunder shall not be reduced by Shares issued pursuant to Substitute Awards, and (2) Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

4.3 Share Counting Rules. The Committee will adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem awards or Substitute Awards), and may make adjustments (to the extent permitted by applicable law) if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

4.4 Shares Available Under Acquired Plans. To the extent permitted by NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c), or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of Shares reserved and available for delivery in connection with Awards under the Plan; provided, that, Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.

4.5 Minimum Vesting. No Award may be granted on terms that it shall vest earlier than the first anniversary of the date of grant; provided, however, that the foregoing minimum vesting period shall not apply to (1) a Substitute Award that does not reduce or accelerate the vesting period of the award being replaced or assumed, or (2) Awards involving an aggregate number of Shares that is less than 10% of the aggregate number of Shares that may be delivered in connection with Awards under this Plan or (3) as otherwise provided in Clause 7.2 below.

4.6 Limitation on Awards to Non-Employee Directors. Notwithstanding anything herein to the contrary, the maximum value of any Awards granted to a non-employee director of the Company in any one calendar year, taken together with any cash fees paid to such non-employee director during such calendar year in respect of the non-employee director’s services as a member of the Board during such year, shall not exceed $600,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that, the Committee may make exceptions to this limit, except that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

5.	Restricted Share Units.

5.1 General. Restricted Share Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate, and which terms and conditions may deviate from the default terms and conditions set forth in the Plan. The provisions of separate Restricted Share Units shall be set out in separate RSU Agreements. RSU Agreements may vary for Eligible Participants provided each complies with the terms and conditions contained herein.

5.2 Vesting. Restricted Share Units shall vest in such manner, on such date or dates, and upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set out in an RSU Agreement. The vesting of a Restricted Share Unit shall occur only while the Participant is employed by or rendering services to the Employing Entity, and all vesting shall cease upon a Participant’s Termination for any or no reason. Vesting shall not be suspended during any period of paid or unpaid leave of absence from the Employing Entity by a Participant following which the Participant has a right to reinstatement, unless at the sole discretion of the Committee (to the extent permitted by applicable law), and shall automatically resume upon such Participant’s return to active employment.

5.3 Settlement. Restricted Share Units shall be settled on the date or dates determined by the Committee and set out in an RSU Agreement. Unless otherwise set out in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Share Units prior to settlement. It shall be within the Committee’s sole discretion whether the RSU shall be settled in Shares, cash, or other property, as determined by the Committee.

5.4 Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Employment Agreement, or otherwise, in the event of a Participant’s Termination for any or no reason prior to the time that such Participant’s Restricted Share Units have been settled, (1) all vesting with respect to such Participant’s Restricted Share Units outstanding shall cease; (2) all of such Participant’s unvested Restricted Share Units outstanding shall be forfeited for no consideration as of the date of such Termination; and (3) any shares remaining undelivered with respect to vested Restricted Share Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement, provided, however, that, the Committee may determine (at its sole discretion) that any termination of an Employment Agreement does not constitute a Termination for purposes of the Plan (for example, if a Participant ceases to be an employee and begins providing services as a consultant, or vice versa).

6.	Other Share-Based and Cash-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Shares, as well as Awards payable in cash, in each case, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Shares as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

7.	Adjustment for Recapitalization, Merger, etc.

7.1 Capitalization Adjustments. The aggregate number of Shares that may be delivered in connection with Awards (as set out in Section 4 hereof), the numerical Share limits in Section 4.1 hereof, the number of Shares covered by each outstanding Award, and the price per Share underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a Share or other consideration subject to such Awards:

A.

in the event of changes in the outstanding Shares or in the capital structure of the Company by reason of share dividends, extraordinary cash dividends, share splits, reverse share splits, recapitalizations, reorganizations, mergers, amalgamations, arrangements, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event);

B.	in connection with any extraordinary dividend declared and paid in respect of Shares, whether payable in the form of cash, shares, or any other form of consideration; or

C.

in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan.

In lieu of or in addition to any adjustment pursuant to this Section 7.1, if deemed appropriate, the Committee may provide that an adjustment take the form of a cash payment to the holder of an outstanding Award with respect to all or part of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting, and forfeiture conditions) as the Committee may determine in its sole discretion. The Committee will make such adjustments, substitutions, or payment, and its determination will be final, binding, and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

7.2 Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Employment Agreement, or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation or other property or cash; (iii) a Change in Control; or (iv) the reorganization, dissolution, or liquidation of the Company (each, a “Corporate Event”), the Committee may provide for any one or more of the following:

A.

The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set out in Section 7, and to the extent that such Awards vest subject to the achievement of performance criteria, such performance criteria shall be deemed earned at the maximum level and will be converted into time-based vesting awards that will vest during the performance period, if any, during which the original performance criteria would have been measured.

B.

The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event; provided, that, unless otherwise set out in an Award Agreement, any Awards that vest subject to the achievement of performance criteria will be deemed earned at maximum level provided, further, that a Participant has not resigned or become a Bad Leaver prior to such Corporate Event;

C.

The cancellation of any or all Awards not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equivalent (taking into account such matters as the Committee may determine in its discretion) to the per-share consideration being paid for the Shares in connection with such Corporate Event, less, in the case of Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration;

D.

The cancellation of any or all Awards subject to exercise not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event; provided, that, all Awards proposed to be canceled pursuant to this paragraph D shall first become exercisable for a period of at least 10 days prior to such Corporate Event, with any exercise during such period of any unvested Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effected by such means as are approved by the Committee; and

E.

The replacement of any or all Awards with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within 30 days of the applicable vesting date.

Payments to holders pursuant to paragraph C above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable exercise or base price).

In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 7.2, the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards; (B) bear such Participant’s reasonable pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares; and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

7.3 Fractional Shares. Any adjustment provided under this Section 7 may, in the Committee’s discretion, provide for the elimination of any fractional Share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional Shares so eliminated.

7.4 Double-Trigger Vesting. Notwithstanding any other provisions of the Plan, an Award Agreement, or an Employment Agreement to the contrary, no Participant shall have any right to require that the vesting, payment, purchase, or distribution of any Award that is assumed or substituted in connection with a Change in Control shall be accelerated by reason of the Change in Control for any Participant, unless the Participant also experiences an involuntary Termination as a result of the Change in Control. Unless otherwise provided for in an Award Agreement or an Employment Agreement, all Awards held by a Participant who experiences an involuntary Termination as a result of a Change in Control shall immediately vest as of the date of such Termination. For purposes of this Section 7.4, a Participant will be deemed to experience an involuntary Termination as a result of a Change in Control (1) if the Participant experiences a Termination (i) by the Employing Entity and the Participant is not a Bad Leaver at the time of such Termination, (ii) due to the Participant’s death or Disability (as reasonably determined by the Committee), or (iii) under circumstances which entitle the Participant to mandatory severance payment(s) pursuant to applicable law, or, (2) in the case of a non-employee director of the Company, if the non-employee director’s service on the Board terminates in connection with or as a result of a Change in Control, in each case, at any time beginning on the date of the Change in Control up to and including the second anniversary of the Change in Control. For the avoidance of doubt, the Committee shall have the sole discretion to determine any other Terminations that may constitute an involuntary Termination for purposes of this Section 7.4.

8.	Use of Proceeds.

The proceeds received from the sale of Shares pursuant to the Plan, if any, shall be used for general corporate purposes.

9.	Rights and Privileges as a Shareholder.

Except as otherwise specifically provided in the Plan, no individual person shall be entitled to the rights and privileges of Share ownership in respect of Shares that are subject to Awards hereunder until such Shares have been issued to that individual person.

10.	Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution (and, if applicable, may not be exercised during the lifetime of the grantee by any entity or individual person other than by the grantee). Notwithstanding the foregoing, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

11.	Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. The grant of any Award in one year does not guarantee or imply a grant of that Award, or any other Award, in future years. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

12.	Compliance with Laws.

The obligation of the Company to deliver Shares upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award, unless such Shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation), or unless the Company has received an opinion of counsel, satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the Shares to be offered or sold under the Plan or any Shares to be issued upon exercise or settlement of Awards. If the Shares offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such Shares and may legend the Share certificates representing such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

13.	Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award, the Committee may, to the extent permitted by applicable law, require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all taxes and social security contributions of any kind (including, without limitation and to the extent permitted by applicable law, employee and employer national insurance contributions, apprenticeship levy, social care levy, and other social security contributions) which are required or permitted to be withheld, otherwise paid, or for which the Company or any Affiliate is liable or required to account in connection with such issuance, vesting, exercise, or settlement (or election) wherever chargeable and whether of the United Kingdom, the United States (including, without limitation, all federal, state and local taxes), or any other jurisdiction (“Participant Taxes”). The Committee, in its discretion, may permit Shares to be used to satisfy any Participant Taxes, and such Shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable. Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or any other applicable withholding rates in the applicable Participant’s jurisdiction.

14.	Tax Elections.

14.1 Committee Elections. The Board or the Committee may, in its sole discretion, make any tax filings or tax elections relating to or in respect of the Plan as may be advisable in the opinion of the Board or the Committee.

14.2 Participant Elections. As a condition of the grant, vesting, payment, or receipt of any Award, each Participant hereby irrevocably agrees and undertakes, if requested to do so by the Board or the Committee, to properly make and file within the applicable time limits any tax election or elections, or enter into any arrangement with respect to Participant Taxes, which the Board may, in its discretion, determine are necessary or desirable in connection with such Award, including, without limitation, any election under Part 7 of the Income Tax (Earnings and Pensions) Act 2003.

15.	Amendment of the Plan or Awards.

15.1 Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

15.2 Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards and/or Award Agreements at any time and from time to time.

15.3 No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 7, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law.

16.	Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the fifth anniversary of the date the shareholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

17.	Miscellaneous.

17.1 Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (1) not be paid or credited with respect to such Award, or (2) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

17.2 Certificates. Shares acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Shares are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares; (2) the Company retain physical possession of the certificates; and (3) the Participant deliver a share power to the Company, endorsed in blank, relating to the Shares. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Shares shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

17.3 Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

17.4 Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions, or minutes) documenting the corporate action constituting the grant contain terms

(e.g., exercise price, vesting schedule, or number of Shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control, and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

17.5 Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

17.6 Data Privacy. Each Participant shall comply with the data protection and IT security policies of the Company and its Affiliates when handling any personal data in the course of acting as a Participant, including personal data relating to any other Participant, or any employee, contractor, customer, supplier, or agent of the Company or any of its Affiliates. Further, each Participant acknowledges that the Company and its Affiliates will, from time to time, process, collect, use, and transfer, in electronic or other form, personal data regarding such Participant.

A.

Purposes of Processing. The Company and its Affiliates may process each Participant’s personal data for the purposes of: (i) implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan (including all applicable anti-money laundering, Know Your Customer (“KYC”) and other related laws and regulations); (ii) performing their obligations under the Award Agreement; (iii) ongoing communications with Participants and their representatives, advisors, and agents; (iv) complying with any legal or regulatory requirement; (v) keeping Participants informed about the business of the Company and its Affiliates; and (vi) any other purpose that has been notified or has been agreed in writing.

B.

Legal Bases for Processing. The Company and its Affiliates will only process Participants’ Personal Data where: (i) it is necessary to perform a contract with the Participant; (ii) it is required to comply with a legal obligation (including prevention of fraud); (iii) it is in the legitimate interests of the Company and/or its Affiliates to operate their businesses (notably with respect to the purposes set out in clauses (iii) and (v) of Section 17.6A above); (iv) the Participant has consented; and (v) from time to time, if necessary to protect the vital interests of a Participant or in the public interest.

C.

Categories of Personal Data. In connection with the above purposes, the Company and its Affiliates may process certain personal data about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Participant Personal Data”). The Company and/or its Affiliates do not process any special category Personal Data regarding a Participant. The Company and/or its Affiliates may also process Personal Data from available public sources, including any of the following: publicly available and accessible directories and sources, bankruptcy registers, tax authorities, governmental and competent regulatory authorities, credit agencies, fraud prevention, and detection agencies and organisations.

D.

Sharing and Transfers of Personal Data. In addition to transferring the Participant Personal Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Participant Personal Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including service providers, employees, agents, contractors, consultants, professional advisors, lenders, and any broker or other third party with whom the Company or the Participant may elect to deposit any Ordinary Shares. In addition, the Company and/or its Affiliates may share any Participant Personal Data with regulatory bodies having competent jurisdiction over them, as well as the tax authorities, auditors, and tax advisors (where necessary or required by law). Recipients of the Personal Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections, including any Non-Equivalent Country (as defined below). For information on the safeguards applied to such transfers, Participants may contact their local human resources representative. For the purposes of this Section D, “Non-Equivalent Country” shall mean a country or territory other than (i) a member state of the European Economic Area; (ii) the United Kingdom, or (iii) a country or territory which has at the relevant time been decided by the European Commission or the relevant United Kingdom data protection authority (as applicable) in accordance with applicable data protection legislation, to ensure an adequate level of protection for personal data.

E.

Retention and Security of Personal Data. The Company and its Affiliates consider the protection of personal data to be a sound business practice, and to that end, employ appropriate technical and organisational measures, including robust physical, electronic, and procedural safeguards to protect personal data in their possession or under their control. The personal data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan, or where longer, such longer period as is required by applicable legal or regulatory obligation.

F.

Data Subject Rights. A Participant may, at any time, view the personal data held by the Company with respect to such Participant, request additional information about the storage and processing of the personal data with respect to such Participant, request any necessary corrections to or erasure of the personal data with respect to the Participant, exercise their rights to data portability, exercise their rights not to be subject to automated decision-making, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Participant acknowledges that the right to erasure is not absolute, and it may not always be possible to erase personal data on request, including where the personal data must be retained to comply with a legal obligation. In addition, erasure of the Participant Personal Data requested to fulfill the purposes described in this Section 17.6(f), may result in the inability to provide the services required pursuant the terms of any Award under the Plan.

G.

Objections, Complaints and Questions. In the event a Participant disagrees with the way in which their personal data is being processed pursuant to this Section 17.6, the Participant has the right to object to this processing of personal data and request restriction of the processing. The Participant may also lodge a complaint with the competent data protection supervisory authority in the relevant jurisdiction. The Participant may raise any request relating to the processing of such personal data by contacting such Participant’s local human resources representative.

H.

Further Details. Further details regarding the use of Participant Personal Data, including the Company’s current data protection officer as of the Effective Date, can be found on the Company’s intraweb. As of the Effective Date, the Company does not intend to make automated decisions regarding Participants using their Participant Personal Data.

I.

Definitions. In this Section 17.6, the terms “data subject”, “personal data”, “processor” and “appropriate technical and organisational measures” shall have the meanings given to them in the General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), the Data Protection Act 2018 and the GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 as applicable.

17.7 Participants Outside of the United Kingdom. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United Kingdom in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–UK tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United Kingdom (including, but not limited to, requiring such Participant to make a timely tax election in relation to any Award, as provided for under relevant non–UK tax laws and as deemed by the Committee to be necessary or appropriate, considering the relevant non–UK tax implications of the grant of such Award). An Award may be modified under this Section 17.7 in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–UK nationals or residents or are primarily employed or providing services outside the United Kingdom.

17.8 Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any of its Affiliates is reduced pursuant to such Participant’s request or consent (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from full-time employee to part-time employee), and the reduction occurs after the date of grant of any Award to the Participant, the Committee has the right, in its sole discretion, to (i) make a corresponding modification in the number of Shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a modification, reasonably extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended. This Section 17.8 shall be subject to any limitations imposed with respect to a Participant under applicable law.

17.9 No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such individual person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such individual person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individual persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

17.10 Payments Following Accidents or Illness. If the Committee shall find that any individual person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such individual person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such individual person, or any other entity or individual person deemed by the Committee to be a proper recipient on behalf of such individual person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

17.11 Governing Law. The Plan shall be governed by and construed in accordance with the laws of England and Wales, without reference to the principles of conflicts of laws thereof.

17.12 Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet or share administration portal (as defined by the Company from time to time) (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

17.13 Exclusive Jurisdiction. The Courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Plan, its subject matter or formation.

17.14 Statute of Limitations. Unless otherwise required by applicable law, a Participant or any other person filing a claim for benefits under the Plan must file the claim within three years of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This three-year statute of limitations (if and to the extent permitted by applicable law) will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set out above in its sole discretion or if and to the extent such provision is prohibited by applicable law, any claim not brought within the time periods specified shall be waived and forever barred.

17.15 Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

17.16 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any entity, entities, individual person or individual persons other than such member.

17.17 Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

17.18 Third Party Rights. Save for the Company’s Affiliates (each of which shall be entitled to enforce any provision of this Agreement that expressly or implicitly confers a right or benefit upon such Affiliate), a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

*         *         *

ADOPTED BY THE BOARD OF DIRECTORS: 5 APRIL 2022

TERMINATION DATE: 5 APRIL 2027

Annex A

Terms Applicable to Participants Subject to U.S. Tax (“U.S. Participants”)

1.	Certain definitions:

a.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto. Any reference in the Plan to any section of the Code shall be deemed to include reference to any rules, regulations, or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations, or guidance.

b.

If the Shares are not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per Share.

2.

With respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

3.

With respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “Affiliate” as used in Section 2.10 shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain, other than the last corporation or other entity, owns stock possessing at least 50% or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain.

4.

Notwithstanding anything herein to the contrary, a U.S. Participant’s change in status in relation to the Employing Entity (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination, unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the U.S. Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

5.

The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award to a U.S. Participant under the Plan, to the extent applicable. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a U.S. Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).

6.

In connection with a Corporate Event, unless permitted under Section 409A of the Code, the Committee shall not replace Awards intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within 30 days of the applicable vesting date.